Exhibit 5.1

[Letterhead of Phillips, Gardill, Kaiser & Altmeyer, PLLC]

September 13, 2024

Wesbanco, Inc.

One Bank Plaza

Wheeling, WV 26003

Ladies and Gentlemen:

We have acted as counsel for Wesbanco, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale by certain selling shareholders of up to 7,272,728 shares of the Company’s common stock, par value $2.0833 per share (the “Shares”), in the aggregate. The Shares previously were offered and sold by the Company in reliance upon an exemption from registration pursuant to the Securities Act under Rule 506 of Regulation D and Section 4(2) of the Securities Act (the “Private Placement”). The resale of the Shares is being registered pursuant to registration rights agreements entered into by the Company with the each of the shareholders who received Shares in connection with the Private Placement.

We have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of such documents as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and validly issued, and that the Shares are fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC

By:	/s/ James C. Gardill
James C. Gardill